CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 30, 2004, relating to the financial statements and financial highlights which appear in the December 31, 2003 Annual Report to Shareholders of Legg Mason Global Income Trust, Legg Mason International Equity Trust and Legg Mason Emerging Markets Trust (comprising Legg Mason Global Trust, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "The Corporation's Independent Accountants" and "Financial Statements" in such Registration Statement.


/s/ PRICEWATERHOUSECOOPERS LLP
Baltimore, Maryland
April 21, 2004